Exhibit 10.20

LEASE

Surgical Care Affiliates, LLC

TENANT

Riverchase Tower, LLC

LANDLORD

MALL:	Riverchase Office Tower

LOCATION:	Birmingham, Alabama

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TABLE OF CONTENTS

(continued)

Page

48.	MISCELLANEOUS	28

Exhibit A: Demised Premises
Exhibit B: Tenant Work Letter
Exhibit C: Generator Pad
Exhibit D: Rules and Regulations
Exhibit E: Approved Space Plan

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LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 31st day of October, 2007, by and between RIVERCHASE TOWER, LLC, an Alabama limited liability company (“Landlord”), and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company (“Tenant”).

WITNESSETH:

1.	DEMISED PREMISES

Landlord, for and in consideration of the covenants and agreements herein set forth, and the rent hereafter specifically reserved, has leased and does hereby lease unto said Tenant, and Tenant does hereby lease from Landlord, those certain premises known as Suites 400 and 500 (the “Demised Premises”) on the 4th and 5th floors of the building commonly known as the Galleria Office Tower (the “Building”). The Demised Premises are hereby specified to contain approximately 40,390 square feet of Rentable Area (hereinafter defined), some of which may be common areas or areas to be used in common with others (the “Common Areas”). The Demised Premises are cross-hatched on the floor plan attached hereto as Exhibit “A” and made a part of this Lease.

The term “Rentable Area” of the Demised Premises as used in this Lease shall mean the Rentable Floor Area of the Demised Premises determined in accordance with the American National Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 published by the Building Owners and Managers Association International.

2.	TERM

(a)	Subject to and upon the terms and conditions set forth herein, this Lease shall be for a term of sixty (60) calendar months (the “Initial Term”) beginning on March 1, 2008 (the “Commencement Date”), and ending on February 28, 2013, unless sooner terminated or extended as provided herein.

In the event Tenant shall be unable to occupy the Demised Premises on or before the Commencement Date by reason of the Demised Premises not being ready for occupancy or by reason of the holding over of any previous occupant, all rental and other payments due hereunder shall be abated. If Tenant has been unable to occupy the Demised Premises by April 1, 2008, by reason of the Demised Premises not being ready for occupancy or by reason of the holding over of any other occupant of the Building (so long as the failure of the Demised Premises not being ready for occupancy or the holding over of any other occupant is not due to the actions or inaction of Tenant), Tenant shall be entitled to one day of free rent for each day after April 1, 2008 until the Demised Premises are made available for Tenant’s occupancy. The free rent contemplated in the immediately preceding sentence shall not be available to Tenant if the failure of the Demised Premises to be ready for occupancy by April 1, 2008 is the result of an Unavoidable Delay of the type referred to in Section 37 hereof. If the Plans (as defined in Exhibit “B” hereto) have not been approved by Landlord and Tenant by December 1, 2007 (with both parties hereby agreeing to use good faith efforts to so approve the Plans before said date), the April 1 date used in the second sentence of this paragraph shall be extended one day for each day after December 1, 2007 until the Plans have been approved by Landlord and Tenant. Notwithstanding anything to the contrary set forth herein, if Landlord is unable to make the Demised Premises ready for occupancy solely because of the failure of Tenant to timely provide information, approve plans or other causes within the reasonable control of Tenant, then rental shall not be abated during the period of delay in occupancy, and Landlord shall not be responsible for any free rent hereunder.

(b)	Provided (i) Tenant is not in default, beyond any applicable notice and cure periods at the time written notice is delivered to Landlord as herein provided, and (ii) the Lease, at the time Tenant delivers written notice to Landlord of its intent to exercise this option, is then in full force and effect, Tenant shall have the option to renew this Lease for two (2) renewal terms of five (5) years each (each, a “Renewal Term”) upon and subject to the same terms, conditions and provisions set forth with respect to the Initial Term except as otherwise stated. In order for Tenant to exercise this option to renew, Tenant must comply with the above conditions and give Landlord written notice of Tenant’s decision to do so at least nine (9) months prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be. The base rent for each Renewal Term shall be the “fair market rental rate”. The term “fair market rental rate” as used herein shall mean the annual amount per square foot, projected during the relevant period, that a willing, comparable tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable landlord of a comparable first class quality office building located in the Birmingham, Alabama area would accept, at arm’s length (including what Landlord is accepting in current transactions for the Building), for space of comparable size, quality and floor height as the Demised Premises, taking into account the age, quality and layout of the existing improvements in the Demised Premises, and taking into account items that Landlord customarily considers, including, but not limited, to, rental rates, office space availability, tenant size, tenant improvement allowances, free rent and any other lease concessions, if any, then being charged or granted by Landlord or the lessors of such similar office buildings and other then-relevant factors. Landlord shall provide Tenant in writing with the amount of Landlord’s proposed fair market rental rate together with the basis for such calculation within thirty (30) days after receipt of Tenant’s renewal notice. Within thirty (30) days after Tenant’s receipt of the amount of the proposed fair market rental rate, Tenant shall notify Landlord of Tenant’s acceptance or rejection of the Landlord’s determination of the fair market rental rate. If the parties cannot agree on a the fair market rental rate within thirty (30) days after Tenant’s rejection of Landlord’s determination of the fair market rental rate, the parties shall each appoint a person as arbitrator who is a recognized authority on the commercial leasing of similar facilities and who does not represent either party to determine the fair market rental rate, and the fair market rental rate shall be the lesser of (i) 103% of the rental rate for the immediately preceding lease year or (ii) the average of the two fair market rental rates submitted by the arbitrators. Notwithstanding the fair market rental rate so determined, in no event shall the base rental payable during a Renewal Term be less than the Base Rental (as defined herein) payable during the last year of the Initial Term or the immediately preceding Renewal Term, as the case may be.

(c)	If Tenant, with Landlord’s consent, shall occupy the Demised Premises prior to the Commencement Date, all provisions of this Lease shall be in full force and effect commencing upon such occupancy, and the Rent for such period shall be paid by Tenant at the same rate herein specified; provided however, no Rent shall be payable prior to the Commencement Date during such time as Tenant may be undertaking Tenant’s Work as defined herein or may be moving into and setting up the Demised Premises for use and actual occupancy.

3.	USE

The Demised Premises are leased only for general office use and occupancy by Tenant.

Tenant shall not use or permit the Demised Premises or any part thereof to be used for any disorderly, unlawful or hazardous purpose, nor for any purpose other than hereinbefore specified, and will not manufacture any commodity therein.

4.	RENT

During and for the term hereof, including the Initial Term and all Renewal Terms (together, the “Lease Term”), commencing on the Commencement Date, Tenant covenants and agrees to pay to Landlord for the Demised Premises, without previous notice or demand therefor, and (except as may be specifically provided otherwise herein) without deduction, set off or abatement, an annual base rental of $807,800.00 ($20.00 per square foot of Rentable Area) for the first twelve (12) full months of the Initial Term, payable in equal monthly installments, in advance, of $67,316.67 (the “Base Rental”), and additional rental determined as hereinafter provided in Section 5, all such rentals being sometimes herein called “Rent.” Commencing with the thirteenth (13th) full calendar month and every twelve (12) months thereafter the Base Rental shall be increased annually by three percent (3%) of Base Rental due and payable for the immediate preceding twelve (12) month period. Rent shall be payable on the first day of each and every calendar month during the term hereof with the first such monthly installment to be paid at the time of execution of this Lease. Rent for any partial month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly rent per day. Tenant shall be required to pay Landlord interest on any rent due that has not been received by Landlord within ten (10) days after its due date. Said interest shall be computed at a rate equal to the Prime Rate of Regions Bank as announced as such on the date interest is to commence plus one percent (1%) (the “Default Rate”). All rent shall be paid to Landlord in lawful money of the United States of America, at the office of Landlord, or Landlord’s Agent, or to such other person or at such other place as Landlord may from time-to-time designate in writing. In addition to the Rent, Tenant shall and hereby agrees to pay to Landlord each month a sum equal to any sales tax, tax on rentals, and any other charges, taxes and/or impositions now in existence or hereafter imposed based upon the privilege or renting the Demised Premises or upon the amount of rentals collected therefor. Nothing herein shall, however, be taken to require Tenant to pay any part of any Federal and State taxes on income imposed upon Landlord.

5.	ADDITIONAL RENTAL

Tenant shall also pay to Landlord, as additional rental (“Additional Rental”) for each month of each Adjustment Year (“Adjustment Year” shall mean January 1 through December 31 of each calendar year commencing with the calendar year 2009), in addition to Base Rental and all other amounts herein required to be paid by Tenant, an amount equal to one-twelfth of the percentage (“Tenant’s Proportionate Share”) derived from a fraction using as the numerator the Rentable Area of the Demised Premises, (40,390 square feet) and as the denominator, the Rentable Area of the Building (271,666 square feet) times the amount, if any, by which Basic Operating Costs (as defined in Section 6 and herein called “Basic Operating Costs”) for the forthcoming calendar year exceed the Building’s Basic Operating Costs for 2008 (the “Initial Year”) in accordance with the following procedure:

(a)	(1)	Prior to January of each Adjustment Year during Tenant’s occupancy, Landlord shall provide a good faith estimate of the Basic Operating Costs for the forthcoming calendar year. Tenant shall pay, as Additional Rental, for such forthcoming calendar year, Tenant’s Proportionate Share of the amount of the difference between the Basic Operating Costs for the Initial Year, as adjusted as provided herein, and the estimated Basic Operating Costs for the forthcoming calendar year, and the same shall be due and payable with the Base Rental.

(2)	The monthly Additional Rental shall commence on the first day of the first month following notice to Tenant of the amount of such monthly Additional Rental; and, in addition, on that day a lump sum payment of Additional Rental shall be made by Tenant to Landlord for any lapsed period from January 1 of the current Adjustment Year to the first day of the month for which said monthly Additional Rental is to be paid.

(3)	Within ninety (90) days after the end of each Adjustment Year during Tenant’s occupancy, Landlord shall deliver to Tenant an itemized statement of Landlord’s actual Basic Operating Costs for such preceding Adjustment Year. The monthly installments of Additional Rental paid or payable shall be adjusted between Landlord and Tenant; and each party agrees to pay to the other within thirty (30) days of receipt of such statement such amount as may be necessary to effect adjustment of the agreed Tenant’s Proportionate Share for the preceding Adjustment Year. The effect of this reconciliation payment is that Tenant will pay during the Lease Term Tenant’s Proportionate Share of the actual Basic Operating Costs increase each year over the Basic Operating Costs for the Initial Year, as same may be adjusted.

(b)	In the event part of the Building is unoccupied during any calendar year, the Basic Operating Costs shall be adjusted so as to reflect the Basic Operating Costs of the Building as though it was ninety-five percent (95%) occupied and the increase in Additional Rental shall be based upon such adjusted costs. For purposes of this paragraph and all calculations provided for by it, the occupancy rate shall be the average calendar year occupancy.

(c)	Notwithstanding anything to the contrary contained in this Lease, beginning January 1, 2010, Tenant’s Proportionate Share of Controllable Basic Operating Costs, as hereinafter defined, shall, never exceed one hundred five percent (105%) of Tenant’s Proportionate Share of Controllable Basic Operating Costs for the immediately preceding calendar year. As used herein, “Controllable Basic Operating Costs” shall mean all Basic Operating Costs except for the cost of insurance and taxes for the Building.

(d)

Landlord’s books and records pertaining to the calculation of Basic Operating Costs for any calendar year within the Lease Term may be audited by an authorized representative of Tenant at Tenant’s expense at any time within twelve (12) months after the receipt by Tenant of the statement showing Basic Operating Costs for such calendar year; provided that Tenant shall give Landlord not less than thirty (30) days prior written notice of any such audit. For purposes hereof, an authorized representative of Tenant shall mean a bona fide employee of Tenant, an independent accounting firm or any other party reasonably approved in writing by Landlord. In no event shall an authorized representative of Tenant include the owner of any office building in the Birmingham, Alabama area or any affiliate of such owner. Prior to the commencement of such audit, Tenant shall cause its authorized representative to agree in writing for the benefit of Landlord that such representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit except to Tenant and Landlord and except in connection with any dispute between Landlord and Tenant relating to Basic Operating Costs. Such audit shall be conducted during reasonable business hours at Landlord’s office in Montgomery, Alabama where Landlord’s books and records are maintained. Tenant shall cause a written audit report to be prepared by its authorized representative following any such audit and shall provide Landlord with a copy of such report by no later than forty-five (45) days after the date of Tenant’s notice of audit delivered to Landlord pursuant to the foregoing provisions; any matters not specifically disputed in such report filed with Landlord after such audit has been completed shall be final and binding upon Tenant in all respects. If Landlord’s calculation of Tenant’s Additional Rental for the audited calendar year was incorrect, then (i) Tenant shall be entitled to a prompt refund of any overpayment or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be, and (ii) Tenant shall be entitled to a prompt refund of the reasonable audit fees paid by Tenant if both (a) the corrected Basic Operating Costs are less than ninety-five percent (95%) of Landlord’s calculation of Basic Operating Costs and (b) Landlord’s incorrect calculation resulted in an overpayment by Tenant of more than $1,000 of Tenant’s Additional Rental.

6.	BASIC OPERATING COSTS DEFINED

For purposes of this Lease, “Basic Operating Costs” shall be composed of “Operating Expenses” and “Taxes.”

(a)	As used herein, the term “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance and/or operation of the Building, computed on the accrual basis, specifically including the cost of capital investment items and new capital improvements (which Landlord agrees to amortize over the life of such improvements). “Operating Expenses” shall not include the cost of individual tenant improvements or management costs associated with leasing activities. By way of explanation and clarification, but not by way of limitation, “Operating Expenses” will include the following:

(1)	Wages and salaries of all employees engaged in the management, operation and maintenance of the Building, employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages and salaries, the cost of disability and hospitalization insurance, pension or retirement benefits, and any other fringe benefits for such employees;

(2)	All supplies and materials used in the operation and maintenance of the Building;

(3)	Cost of all utilities, including water, sewer, electricity, gas and fuel oil used by the Building and not charged directly to another tenant;

(4)	Cost of customary Building management, janitorial services, clerical, accounting and legal services, trash and garbage removal, servicing and maintenance of all systems and equipment including, but not limited to, elevators, plumbing, heating, air conditioning, ventilating, lighting, electrical, security and fire alarms, fire pumps, fire extinguishers and hose cabinets, mail chutes, guard service, painting, window cleaning, landscaping and gardening;

(5)	Cost of casualty and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith.

Landlord agrees to maintain accounting books and records reflecting Operating Expenses of the Building in accordance with generally accepted accounting principles.

(b)	As used herein, the term “Taxes” shall mean all impositions, taxes, assessments (special or otherwise), water and sewer charges and rents, and other governmental liens or charges of any and every kind, nature and sort whatsoever, ordinary and extraordinary, foreseen and unforeseen, and substitutes therefor, including all taxes whatsoever (except only those taxes of the following categories: any inheritance, estate, succession, transfer or gift taxes imposed upon Landlord or any income taxes specifically payable by Landlord as a separate tax paying entity without regard to Landlord’s income source as arising out of or from the Building and/or the land on which it is located) attributable in any manner to the Building, the land on which the Building is located or the rents (however the term may be defined) receivable therefrom or any part thereof, or any use thereof, or any facility located therein or thereon or used in conjunction therewith or any charge or other payment required to be paid to any governmental authority, whether or not any of the foregoing shall be designated “real estate tax”, “sales tax”, “rental tax”, “excise tax”, “business tax” or designated in any other manner.

(c)	For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, “Basic Operating Costs” shall not include the following:

(1)	costs of alterations, additions, capital improvements and replacements, equipment replacements, capital equipment and capital tools, and other items which under generally accepted accounting principles are properly classified as capital expenditures, except as provided in subsection (a) above;

(2)	costs (including permit, license and inspection fees) incurred in renovating, improving, painting or decorating other than in Common Areas of the Building;

(3)	any tenant work performed or alteration of space leased to Tenant or other tenants or occupants of the Building, including costs of space planning for such space, whether such work, alteration or space planning is performed for the initial occupancy by such tenant or occupant or thereafter;

(4)	any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the tenant work or alterations described in (3) above;

(5)	ground rent;

(6)	depreciation or amortization, except as provided in subsection (a) above;

(7)	costs of enforcement (including arbitration) of agreements pursuant to which Landlord leases space in the Building to any third parties;

(8)	interest on indebtedness or any costs of financing or refinancing the Building, Building equipment, or Building improvements, replacements, or repairs, except as provided in subsection (a) above;

(9)	management costs associated with leasing activities;

(10)	compensation paid to officers, executives or administrative personnel of Landlord above the level of the senior property manager having the title of managing director (but it is understood that such senior property manager, the on-site building manager and other on-site employees below the grade of building manager may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Basic Operating Costs);

(11)	leasing commissions and advertising, marketing and promotion expenses (excluding the cost of newsletters or functions for tenants, which costs may be included as an Operating Expense);

(12)	legal fees or other professional consulting fees arising out of the construction of improvements on the land upon which the Project (as hereafter defined in Section 14) is located or the negotiation, preparation or enforcement of the provisions of any lease pursuant to which Landlord leases space in the Building to any third parties, including this Lease, or the financing or refinancing of the Building;

(13)	taxes and assessments imposed on the personal property of the tenants of the Building;

(14)	the cost of repairs incurred by reason of fire or other casualty or condemnation; provided however, Basic Operating Costs shall include reasonable deductible amounts under insurance policies maintained by Landlord as provided herein;

(15)	the cost of any work or services performed for or HVAC or electricity supplied to any tenant of the Building which shall exceed the greater of the cost of the standard amount or level of such work, service, electricity or HVAC available or furnished to other tenants in the Building or the cost of the amount or level of work, services, electricity or HVAC made available by Landlord to Tenant under this Lease;

(16)	“takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building);

(17)	any amounts payable to Landlord by way of indemnity or for damages or which constitute a fine, interest, or penalty, including interest or penalties for any late payments of operating costs;

(18)	any improvements installed or work performed or any other cost or expense incurred by Landlord in order to comply with the requirements for the obtaining or renewal of a certificate of occupancy for the Building or any space therein, except as provided in subsection (a) above;

(19)	any cost representing an amount paid for services or materials to a related person to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person;

(20)	if any taxes paid by Landlord and previously included in Basic Operating Costs are refunded, and provided no event of default under the Lease has occurred and is continuing, and Tenant paid the Additional Rental for the period to which such refund relates, Landlord shall promptly pay Tenant an amount equal to the amount of such refund (less the reasonable expenses incurred by Landlord in obtaining such refund) multiplied by Tenant’s proportionate share in effect for the period to which such refund relates;

(21)	the operating costs incurred by Landlord relative to retail stores and any specialty service or improvements in the Building, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;

(22)	the cost of correcting defects in design or construction or of replacing building components that fail during any applicable warranty period (to the extent such costs are paid under the warranty);

(23)	any costs or expenses (including fines, penalties, interest and legal fees) incurred due to the violation of or failure to timely comply by Landlord, or any tenant or other occupant of the Building, with the terms and conditions of any lease pertaining to the Building or any legal requirement to the extent such costs and expenses exceed those which would have been incurred and included in Basic Operating Costs in the absence of such violation or failure;

(24)	costs of any extraordinary cleanup, containment, abatement, removal or remediation of hazardous substances;

(25)	the cost of correcting any code violations in the Building which are violations of applicable codes as of the date of the issuance of the building permit for the Building;

(26)	rentals and other related expenses incurred in leasing air conditioning systems, elevators or other base building equipment ordinarily considered to be of a capital nature, unless amortization of the cost of the purchase of such capital equipment would be included in Basic Operating Costs under subsection (a) above if such capital equipment was purchased instead of leased;

(27)	the cost of any item, service or repair to the extent that such cost is paid under any warranty, guaranty or insurance policy maintained or held by Landlord;

(28)	any increase in the cost of insurance attributable to the particular activities of any tenant which increases the cost of any fire, extended coverage or any other insurance policy covering the Building;

(29)	accrual of reserves for future repair or replacement costs; and

(30)	any mark-ups on any utility services in excess of Landlord’s costs therefor.

7.	SECURITY DEPOSIT

Intentionally Deleted.

8.	POSSESSION

(a)	Landlord shall use commercially reasonable diligence to deliver possession of the Demised Premises ready for Tenant’s occupancy on the Commencement Date subject however, to the terms, conditions and covenants set forth in Exhibit “B” attached hereto and made a part thereof. The facilities, material and work to be furnished, installed and performed in the Demised Premises by Landlord at its expense under the terms of Exhibit “B” are herein and in Exhibit “B” referred to as “Landlord’s Work”. Such other installations, materials and work, if any, as may be undertaken by or for the account of Tenant to complete, equip, decorate and furnish the Demised Premises for Tenant’s occupancy, are herein and in Exhibit “B” referred to as “Tenant’s Work”.

(b)	If the Demised Premises are not ready for Tenant’s occupancy on the Commencement Date, Tenant’s rights and remedies are set forth in Section 2(a) above, provided that if Landlord’s preparation of the Demised Premises for occupancy shall be delayed due to any act or omission of Tenant or any of Tenant’s employees, agents or contractors (not due to any act or omission of Landlord or any of its employees, agents or contractors), the Demised Premises shall be deemed ready for occupancy on the date when they would have been ready but for such delay.

(c)	The Demised Premises shall be deemed ready for occupancy when Landlord’s Work, and so much of Tenant’s Work as Landlord shall have undertaken in the Demised Premises has been substantially completed; and such work shall be deemed substantially completed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant’s use of the Demised Premises.

9.	ALTERATIONS

Tenant shall have the right to make non-structural alterations, additions, installations, substitutions or improvements in or to the Demised Premises without the consent of Landlord. All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the Lease Term, whether or not in whole or in part, by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as may be expressly otherwise provided in this Lease. Tenant shall have the right to install at its sole cost a security access system in the stairwells between the floors that are part of the Demised Premises. Any alterations, additions, installations, substitutions or improvements in or to the Demised Premises by Tenant hereunder shall be performed in accordance with all applicable laws, codes and regulations.

10.	REPAIRS

(a)

Tenant shall take good care of the Demised Premises normal wear and tear excepted, and, at Tenant’s expense, Tenant shall properly make all repairs in or about the Demised Premises required by reason of (i) the performance or existence of Tenant’s Work or other work by Tenant, (ii) the installation, use or operation of Tenant’s property in the

Demised Premises, (iii) the moving of Tenant’s property in or out of the Building, (iv) the misuse or neglect or other act of or sufferance by Tenant or any of its employees, agents, or contractors, and (v) Tenant’s occupancy of the Demised Premises. Tenant agrees to keep the Demised Premises, the Building and the property upon which the Building is situated, free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released of record or bonded over, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the Default Rate.

(b)	Landlord shall maintain in good condition and repair, and shall have full and complete control to make changes and/or repairs to, the following components of the Building: roof, structural components, outside walls, elevators, heating, air conditioning, electrical, plumbing and other utility systems, curtain wall, vertical transportation, security, fire protection and life safety systems and the Common Areas. Landlord shall maintain the Building at all times in a manner similar to first-class office buildings in the Birmingham, Alabama area. Landlord shall not be required to make such repairs as Tenant may be required to make under the provisions of subsection (a) above or any other repairs, changes or improvements to the Demised Premises, except as may be otherwise provided in Exhibit “B” attached hereto.

(c)	There shall be no allowance to Tenant for a diminution of rental value and Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to the business of Tenant arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or required by law to make in or to any portion of the building or the Demised Premises, or in or to the fixtures, equipment or appurtenances to the Building or the Demised Premises

11.	REGULATIONS AND LAWS

Tenant shall comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state, county and city governments, and of any and all of the departments and bureaus thereof, applicable to the Demised Premises and shall also promptly comply with and execute all rules, orders and regulations of the Fire Underwriters Association for the Prevention of Fires at Tenant’s own cost and expense. Tenant agrees to pay any increase in the amount of insurance premiums over and above the rate now in force that may be caused by Tenant’s use or occupancy of the Demised Premises. Said payment shall be in addition to any amounts due Landlord pursuant to other provisions contained herein and shall be deemed additional rent.

12.	TENANT’S PROPERTY

(a)	All business and trade fixtures, machinery and equipment, communications equipment and office equipment installed in the Demised Premises by Tenant without expense to Landlord, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises, shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Lease Term; provided (i) that Tenant shall repair or pay the cost or repairing any damage to the Demised Premises or to the Building resulting from such removal, and (ii) that Tenant is not in default of the terms of this Lease.

(b)	Any items of Tenant’s property (except money, securities and other like valuables) which shall remain in the Demised Premises after the date fixed for termination of this Lease or after a period of twenty (20) days following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may, at Tenant’s expense, be disposed of, without accountability, and in such manner as Landlord may see fit.

13.	INSURANCE AND INDEMNITY

Landlord shall insure the Building against damage by fire, including extended coverage, in an amount equal at all times to the full insurable replacement value thereof and shall maintain such insurance throughout the Lease Term. During the Lease Term, Tenant shall fully and completely insure all of its property, owned or leased, in the Demised Premises against damage by fire, extended coverage, vandalism, water damage and sprinkler leakage in an amount selected by Tenant which shall, in any event, be adequate to satisfy any co-insurance requirements of the policies providing such insurance. In addition, Tenant shall also maintain with respect to the Demised Premises comprehensive public liability insurance with minimum limits of One Million Dollars/Three Million Dollars ($1,000,000.00/$3,000,000.00) for personal injury, and Five Hundred Thousand Dollars ($500,000.00) for property damage.

Tenant shall maintain the insurance coverage required herein with a company or companies reasonably acceptable to Landlord. The comprehensive public liability insurance shall include Landlord as an additional insured, as well as Tenant, against bodily injury to or death or persons and against property damages herein provided. Tenant shall deliver certificates of insurance indicating the above specified coverage to Landlord upon the commencement of the Lease Term and continuing evidence of such coverage annually. If such insurance is carried under a blanket policy, Tenant agrees to deliver to Landlord a proper certificate of such insurance, signed by the insurer. Such insurance policy or policies shall be in a form reasonably satisfactory to Landlord and shall be placed with a company qualified to do business in the jurisdiction in which the Demised Premises are located, and shall provide if possible that it (they) cannot be canceled without at least ten (10) days prior written notice to Landlord.

Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any property of Landlord or Tenant, as the case may be, covered by insurance to the extent of such insurance, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, or their respective agents, employees, invitees, etc. This release shall be in effect only so long as the applicable insurance policies shall contain a clause or endorsement to the effect that the aforementioned waiver shall not affect the right of the insured to recover under such policies; each party shall use its best efforts ( including payment of additional premiums) to have its insurance policies contain the standard waiver of subrogation clause. In the event Landlord’s or Tenant’s insurance carrier declines to include in such carrier’s policies a standard waiver of subrogation clause, Landlord or Tenant, as the case may be, shall promptly notify the other party, in which event, the other party shall not be required to have its insurance policies contain such waiver of subrogation clause and this section shall be of no force and effect.

Notwithstanding the foregoing, Tenant shall indemnify and hold Landlord harmless from and against all claims, actions and demands of any nature whatsoever arising from personal injury or death to any person or from loss of or damage to any property which claims, actions and demands arise in connection with the use and operation of the Demised Premises by Tenant and are the result of the negligence or willful actions of Tenant, except any such claim, action or demand which was caused solely by the negligence or willful misconduct of Landlord.

Notwithstanding the foregoing, Landlord shall indemnify and hold Tenant harmless from and against all claims, actions and demands of any nature whatsoever arising from personal injury or death to any person or from loss of or damage to any property which claims, actions and demands arise out of the negligence or willful actions of Landlord, except any such claim, action or demand which was caused solely by the negligence or willful misconduct of Tenant.

14.	DESTRUCTION

In the event the Building, the Demised Premises or the parking facilities serving the tenants of the Building (the “Building Parking Facilities”) (together the “Project”) are damaged or destroyed by fire or other casualty (“Casualty”), the rights and obligations of Landlord and Tenant shall be governed by the provisions of this section.

(a)	If the Project or a substantial portion thereof (which may or may not include all or a part of the Demised Premises), or the Building systems or structural components of the Building (whether or not the Demised Premises are directly affected) are substantially damaged or destroyed and such damage or destruction is to the extent that in the reasonable opinion of Landlord’s architect delivered in writing to both parties within forty-five (45) days after date of a Casualty (the “Damage Date”), the damage cannot be repaired or restored within two hundred forty (240) days after the Damage Date, Landlord may terminate this Lease by giving Tenant notice within ninety (90) days after the Damage Date.

(b)

If the Demised Premises are damaged or destroyed by Casualty, or if any portion of the Project other than the Demised Premises (including, without limitation, the Building or the Building Parking Facilities) is damaged by Casualty such that Tenant’s ability to conduct operations in the Demised Premises or to access the Demised Premises or the Project is materially adversely affected and if, in the reasonable opinion of Landlord’s architect, given in writing to both parties within forty-five (45) days after the Damage Date, the Demised Premises and such other portions of the Project cannot be repaired or restored to the condition in all material respects that existed prior to the Casualty within two hundred forty (240) days after the Damage Date, Tenant may terminate this Lease by giving notice to Landlord within ninety (90) days after the Damage Date. In addition to the termination right granted to Tenant under the preceding sentence, if the Demised Premises are damaged or destroyed by Casualty, or if any portion of the Project other than the Demised Premises is damaged by Casualty such that Tenant’s ability to conduct operations in the Demised Premises or to access the Demised Premises or the Project is materially adversely affected, and if the Demised Premises and/or such portion of the Project are not materially restored by Landlord to the extent required of Landlord hereunder on or before the date which is one two hundred forty (240) days after the Damage Date, Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord on or before the earlier to occur of (i) the date which is one two hundred forty (240) days after the Damage Date, or (ii) the date that Landlord has substantially completed the restoration of the Demised Premises and any portion of the Building required for access to the Demised Premises, as the case may be; provided however, that if construction or reconstruction is delayed because of changes, deletions or additions in construction requested by Tenant, or because of Unavoidable Delays as defined in Section 37 hereof, the two hundred forty (240) day period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed, but unless the delay is caused by Tenant, the extension under this provision shall not exceed an additional sixty (60) days.

(c)	If neither Landlord nor Tenant has the right to terminate this Lease pursuant to the foregoing provisions, or if the party or parties that have the right to terminate this Lease do not exercise such right within the time and in the manner as hereinabove provided, Landlord shall have the Building and leasehold improvements in the Demised Premises repaired or restored to the condition in all material respects that existed prior to the Casualty at the sole expense of Landlord. An equitable abatement in Rent shall be allowed from the Damage Date for Tenant’s loss of use or access until such time that the damage has been repaired or restored in all material respects to its condition prior to the Casualty; provided that to the extent that any portion of the Demised Premises is unusable for the purpose for which it was being used prior to the Casualty, then all Rent applicable to such portion shall be abated in full. Landlord’s architect shall deliver a notice to both parties within forty-five (45) days after the Damage Date stating the time required to repair and restore the damage caused by any Casualty and if Landlord is obligated hereunder to repair and restore such damage, Landlord shall use all reasonable efforts in good faith to repair and restore such damage within the estimated time period.

(d)	Unless this Lease is terminated as aforesaid as a result of any Casualty, Landlord shall use reasonable efforts in good faith to have such repairs promptly commenced and diligently pursued so as not to unnecessarily interfere with the Tenant’s use or enjoyment of or access to the Demised Premises.

15.	CONDEMNATION

(a)

If all or part of the Demised Premises shall be taken for any public or quasi-public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Tenant shall have the right to terminate this Lease as to the remainder of the Demised Premises by written notice to landlord within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Demised Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s operation of its full business in the remainder of the Demised Premises. If such portion of the Building or Project is taken (even if no part of the Demised Premises is taken) and such taking results in a material adverse effect to Tenant’s use and occupancy of the Demised Premises or Tenant’s access thereto (and Landlord does not provide notice to Tenant within sixty (60) days of the date of such taking that such material adverse effect will be alleviated by repairs or reconstructions as provided in subsection (c) below), Tenant may terminate this Lease by written notice to Landlord within sixty (60) days after the date of such taking, provided that Landlord shall have the right to nullify such termination by Tenant by providing notice to Tenant within ten (10) days after the receipt of Tenant’s termination notice that such material adverse effect will be alleviated by repairs or reconstructions pursuant to subsection (c) below. If title to so much of the Project is taken that a reasonable amount of reconstruction thereof will not in Landlord’s sole discretion result in the Project being a practical improvement and reasonably suitable for use for the purpose for which it is designed, and provided Landlord elects not to reconstruct the remaining portion of the Project, then Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days after the date of such taking.

(b)	If this Lease is so terminated, Rent shall be apportioned and adjusted as of the date of termination. Tenant shall have no claim against Landlord or against the condemning authority for the value of any leasehold estate or for the value of the unexpired Lease Term (and Tenant hereby assigns to Landlord any right or interest to any award applicable thereto), provided that the foregoing shall not preclude any claim that Tenant may have against the condemning authority to the extent provided in subsection (d) below.

(c)	If there is a partial taking of the Building and/or the Building Parking Facilities and this Lease is not thereupon terminated, then this Lease shall remain in full force and effect, and Landlord shall, within a reasonable time thereafter, repair or reconstruct the remaining portion of the Building and/or the Building Parking Facilities to the extent necessary to make the same a complete architectural unit; provided that in complying with its obligations hereunder Landlord shall not be required to expend more than the sum of the net proceeds of the condemnation award which are paid to Landlord and available to Landlord for repair and reconstruction. If the portion of the Building, the Building Parking Facilities or the Demised Premises taken shall be of such extent and nature as substantially to handicap, impede or impair the conduct of Tenant’s business in the Demised Premises or Tenant’s access thereto and Landlord does not restore the Building, the Building Parking Facilities and the Demised Premises as set forth above because the amount of condemnation award paid to Landlord is insufficient or because the holder of a Mortgage demands and retains all or any portion of such condemnation award for reduction of the debt secured by such Mortgage and the cost of reconstruction will exceed the portion of such condemnation award available to Landlord for reconstruction, either party shall have the right to terminate this Lease until such time as, if ever, Landlord commences restoration, and upon commencing such restoration, Landlord agrees to complete same within a reasonable time thereafter. In the event Tenant is unable to operate its business in the Demised Premises or any portion thereof as a result of Landlord’s restoration of the Building as provided herein, then Base Rental and the Additional Rental under this Lease shall abate in proportion that the Demised Premises are unusable until the entire Demised Premises (or portion thereof that was rendered unusable) are again usable.

(d)	All compensation awarded or paid to Landlord upon a total or partial taking of the Demised Premises or the Building shall belong to and be the property of Landlord without any participation by Tenant, unless Tenant is not otherwise allowed by law to prosecute a claim directly against the condemning authority for the items set forth in the next sentence, in which case Tenant shall share in Landlord’s award for the items set forth in the next sentence. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of the Tenant Improvements (as defined in Exhibit “B” hereto) and other leasehold improvements to the extent same were installed at Tenant’s expense and to the extent such costs were not reimbursed or contributed to by Landlord.

(e)	Notwithstanding anything to the contrary contained herein, if during the Lease Term, the use or occupancy of any part of the Building or the Demised Premises shall be taken or appropriated temporarily for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Demised Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Demised Premises after the end of the Lease Term. Landlord or Tenant shall each have the right to terminate this Lease by written notice to the other party in the event of any such temporary appropriation or taking (i) which has affected a material portion of the Demised Premises for a period in excess of one (1) year and which will continue to affect a material portion of the Demised Premises for an indeterminate time period or (ii) which, at the time of the termination, will affect a material portion of the Demised Premises for a period in excess of one (1) year thereafter as evidenced by a written notice to such effect from the condemning authority.

16.	EVENTS OF DEFAULT BY TENANT

The following events shall be deemed to be events of default by Tenant under this Lease:

(a)	Tenant shall fail to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, whether such sum be any installment of the Rent herein reserved, any other amount treated as Additional Rental hereunder, or any other payment or reimbursement to Landlord required herein whether or not treated as Additional Rental hereunder, and such failure shall continue for a period of ten (10) days after the date on which Tenant receives written notice of such failure of payment (it being agreed that Landlord shall have no obligation to provide to Tenant written notice of a payment default hereunder more than 2 times in any calendar year); or

(b)	Tenant shall fail to comply with any term, provision or covenant of this Lease other than by failing to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, and shall not cure such failure within thirty (30) days (forthwith, if the default involves a hazardous condition) after written notice thereof to Tenant; provided however, if any such default is of a nature that it can be cured and if Tenant in good faith commences to cure such default within such thirty (30) day cure period, but due to the nature of such default it could not be cured within such cure period, no event of default shall be deemed to have occurred at the end of the cure period if Tenant is then diligently pursuing such cure to completion and completes such cure as promptly as reasonably possible under all the circumstances, but in any event within ninety (90) days following the expiration of such thirty (30) day cure period; or

(c)	Tenant shall fail to vacate the Demised Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only; or

(d)	The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, if such default shall continue for thirty (30) days after written notice thereof to Tenant; or

(e)	Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of the creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver for itself or for the whole or for any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws as now in effect or hereafter amended, or any other applicable law or statute of the United States or any State thereof; or

(f)	A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant a bankrupt, or appointing a receiver of Tenant, or for the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgement or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

(g)	In any event whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as permitted in this Lease.

Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, in law and/or in equity. No waiver by Landlord of a default by Tenant shall be implied and no express waiver by Landlord shall affect any default other than the default specified in such waiver and that only for the time and extension therein stated.

17.	REMEDIES

Upon the occurrence of any of such events of default described in Section 16 hereof or elsewhere in this Lease, Landlord shall have the option to pursue any one or more of the following remedies, in addition to all remedies, both legal and equitable under the laws of the State of Alabama, without any notice or demand whatsoever.

Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating this Lease. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Demised Premises immediately and deliver possession thereof to Landlord. Tenant hereby grants to Landlord full and free license to enter into and upon the Demised Premises but only in accordance with applicable law and to repossess the Demised Premises and to expel or remove Tenant and any others who may be occupying or within the Demised Premises and to remove any and all property therefrom but only in accordance with applicable law, and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or, by operation of law. Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all Rent, including any amounts treated as Additional Rental hereunder, and other sums due and payable by Tenant on the date of termination.

Any and all property which may be removed from the Demised Premises by Landlord only in accordance with applicable law, to which Tenant is or may be entitled, may be handled, removed and stored as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for value, preservation or safe keeping thereof. Tenant shall pay Landlord, on demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within ninety (90) days after removal from the Demised Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

All remedies set forth in this Section 17 shall be deemed cumulative and Landlord may pursue any and all remedies, both at law and at equity under the laws of the State of Alabama.

Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant, unless such failure cannot with due diligence be cured within thirty (30) days, in which case such failure shall not be deemed to continue if Landlord, within said thirty (30)-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. If such a default by Landlord remains uncured after the notice and cure period described herein, Tenant, in addition to all other remedies available to Tenant at law or in equity, may make such payment or perform such act (so long as such performance is within the Demises Premises) for the account and at the expense of Landlord, and all sums so paid by Tenant and all costs and expenses incurred, shall be paid by Landlord to Tenant on demand or set off against the rent hereunder. The parties acknowledge that the notice and cure periods described in this subsection shall not apply to a Landlord default described in the Work Letter attached hereto as Exhibit “B,” which includes its own provisions governing a notice and cure period for the specific Landlord defaults described therein.

18.	SERVICES

(a)

Landlord shall furnish normal and customary electricity, water, lavatory supplies, automatically operated elevator service during normal Building hours as specified below, men’s and women’s restrooms with cold and hot water on each floor, and normal and customary cleaning service after business hours five (5) days per week, all consistent with first-class office buildings in the Birmingham, Alabama area. Landlord shall furnish hot and cold water at those points of supply provided for the general use of all tenants in the building, as well as heat and air conditioning in season during such time as Landlord normally furnishes these services to other tenants in the Building and at such temperatures and in such amounts as are considered by Landlord to be standard, Monday through Friday, from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., and such other hours as Landlord may in its discretion deem appropriate, exclusive of Sundays and holidays, during such seasons of the year when such services are normally and usually furnished in first-class office buildings in the Birmingham, Alabama area. Proper electrical facilities will be furnished by Landlord and will supply sufficient power for standard office machines including but not limited to electro-data processing machines, commercial copying machines, computers and similar machines including air conditioning cost therefor. Landlord further reserves the right to adjust the monthly rent to reflect the additional cost of any extraordinary, excessive or wasteful consumption of electricity.

(b)	Landlord shall provide routine maintenance, painting, and electrical lighting service and bulb replacement for the Demised Premises and for all public areas and special service areas of the Building in a manner consistent with first-class office buildings in the Birmingham, Alabama area. The electrical wiring, risers and other equipment in the Building are not represented by Landlord to be adequate for any purpose other than general office use. Tenant agrees that it will not make any use of the electrical equipment of the Building which exceeds the capacity of such equipment. Failure by Landlord to any extent to furnish these defined services, or any cessation thereof, shall not render Landlord liable in any respect for damages to either person or property, nor shall such events be construed an eviction of Tenant nor work an abatement of rent, nor relieve Tenant from fulfillment of any term, condition, covenant or agreement hereof. Should any of the Building equipment or machinery break down, or for any cause or reason cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, and except as may be specifically provided for herein, Tenant shall have no claim for rebate of rent or for any damages on account of any interruption in service occasioned thereby or resulting therefrom. Any services furnished for the use thereof by Tenant other than during the normal business hours shall be billed to and paid by Tenant.

(c)	If Landlord fails to furnish an essential building service (i.e. water, electricity, sewer, elevator service, HVAC or emergency life safety systems) that Landlord is obligated to provide under this Lease for any reason attributable to the act or neglect of Landlord, there shall be an abatement of Base Rental and Additional Rental, but only under the following terms and conditions:

(i)	Tenant cannot reasonably operate (and does not operate) its business in the Demised Premises (or portion thereof) as a result of the interruption in such essential building service for a period of not less than three (3) consecutive business days or five (5) business days in any thirty (30) day period;

(ii)	At the time of the loss of service, Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement, and Tenant shall be entitled to abatement of Base Rental and Additional Rental, assuming all other conditions of this section are satisfied, commencing on the day such notice is given to Landlord, provided that if such service is restored or replaced within three (3) business days (or after the fifth (5th) business day in any thirty (30) day period) after Landlord’s receipt of such notice, then Tenant shall not be entitled to any such abatement;

(iii)	Landlord may prevent or stop abatement by providing substantially the same service by temporary or alternative means until the cause of the loss of service can be corrected; and

(iv)

In no event shall Tenant be entitled to any abatement of Rent under this section as a result of (a) any loss of service as a result of a casualty for which any abatement shall be provided only in accordance with Section 14 of this Lease or any taking by eminent domain or conveyance under threat thereof for which any abatement shall be provided only in accordance with Section 15 of this Lease, or

(b) any loss of service to any area outside of the Demised Premises if such loss of service is not essential to the customary use and enjoyment of the Demised Premises by Tenant and services to the Demised Premises are not adversely affected thereby.

19.	LANDLORD’S LIEN

Intentionally Deleted.

20.	EXEMPTIONS AND ATTORNEYS’ FEES

As to and against the payment of Rent and any other monies which shall accrue to Landlord under the terms of this Lease, Tenant hereby expressly waives all exemptions as to personal property allowed Tenant under the constitution and laws of the State of Alabama, or any other state. In the event either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Demised Premises, in the hands of an attorney who files suit upon the same, and if such non-defaulting party prevails in such suit, the defaulting party agrees to pay the other party’s reasonable and actual attorneys’ fees.

21.	CURING TENANT’S DEFAULT

If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case if such default continues after the expiration of thirty (30) days from the date Landlord gives Tenant notice of intention so to perform. All costs, expenses and disbursements of every kind and nature, whatsoever, incurred by Landlord in connection with any such performance by it for the account of Tenant, including any expenses incurred for any property, material, labor or services provided, furnished or rendered, by Landlord or at its instance to Tenant, together with interest thereon at the Default Rate, shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s rendition of each bill therefor to Tenant with all reasonable supporting documents.

22.	SUBORDINATION

Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant understand and agree that the Building is part of an integrated mixed-use real estate development which, in addition to the Building, includes a retail shopping center, hotel and other related uses. Tenant acknowledges that Landlord is only one of several property owners (herein “adjacent land owners”), all of which comprise the Riverchase Galleria Development, herein referred to as the “Complex”. Landlord and the adjacent land owners have entered into, or will enter into, reciprocal agreements, herein referred to as “Reciprocal Agreements” for the coordinated use and operation of the Complex, including agreements concerning access, parking, utility easements and maintenance and operation of the common areas. This Lease shall be subject and subordinate to the terms and conditions contained in said Reciprocal Agreements, as same may, from time to time, be amended. Tenant agrees that this Lease is and shall remain subject to and subordinate to all present and future first mortgages affecting the Building, and/or the Complex and likewise subordinate to any other mortgage affecting the Building and/or the Complex as to which Landlord may elect on the condition that Tenant shall receive from the mortgagees non-disturbance agreements reasonably acceptable to Tenant. Tenant shall promptly execute and deliver to Landlord such certificate or certificates in writing as Landlord may request showing the subordination of this Lease to such mortgage or mortgages on the condition that Tenant shall receive from the mortgagees non-disturbance agreements reasonably acceptable to Tenant.

23.	NAME OF BUILDING

The Building shall be known as Galleria Tower. Landlord, however, reserves the right, to be exercised at Landlord’s sole discretion, to change said name from time to time. Tenant agrees not to refer to the Building by any other name other than as the aforesaid or as the same may be changed by Landlord or by its street address, which shall be: 3000 Riverchase Galleria, Birmingham, Alabama 35244.

24.	TECHNOLOGY-RELATED EQUIPMENT; GENERATOR

Landlord hereby grants Tenant the right to install on the roof of the Building a satellite system and/or other wireless access and technology-related equipment reasonably approved by Landlord. Such installation shall be at Tenant’s sole expense and in accordance with all applicable laws, ordinances, regulations, statutes, and the following terms and conditions:

(a)	Any satellite dish shall have a diameter no larger than that reasonably approved by Landlord.

(b)	Any such equipment shall be installed in a location approved by Landlord and screened so that it is not visible from the Shopping Center parking lot.

(c)	The installation shall not penetrate the roof except as herein permitted, and at Landlord’s request, Tenant shall place a walk pad of a minimum thickness of at least one-half inch (1/2”) under the entire base of any satellite dish.

(d)	Prior to the installation Tenant shall notify Landlord so that Landlord or Landlord’s representative can be present at the time of the installation.

(e)	Any equipment shall be installed at a location designated by Landlord according the plans and specifications submitted to Landlord and reasonably approved by Landlord, which installation shall be at Tenant’s sole cost and expense.

(f)	If cabling is to be installed from Tenant’s equipment, Tenant, at its expense, shall provide and have installed by Landlord’s roofing contractor at a location designated by Landlord any pipe curb reasonably required by Landlord. Pitch pans may not be used.

(g)	Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims or damage to persons or property directly resulting from the installation, maintenance, removal and use of any satellite dish or other similar systems and related equipment and agrees upon termination or expiration of this Lease to remove the same and repair all damages caused thereby.

(h)	In no event shall any satellite dish or similar equipment installed by Tenant interfere with other existing satellite systems of the Building systems.

Landlord hereby grants Tenant the right to install a generator on the concrete pad depicted on Exhibit “C” attached hereto and made a part hereof. The cost of such generator and the installation associated therewith shall be borne by Tenant, and Landlord shall provide adequate access to the generator at all times for Tenant and Tenant’s contractors. Any unusable wiring currently located at the generator pad shall be removed by Landlord at its cost and expense to enable Tenant to install its generator and perform the necessary tie-in to the Demised Premises.

25.	RULES AND REGULATIONS

Tenant, its agents, employees, invitees, licensees, customers, clients and guests shall at all times abide by and observe the rules and regulations attached hereto as Exhibit “D” provided that such rules and regulations are uniformly applicable to all tenants of the Building. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions, or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests. Landlord reserves the right to change, adopt and promulgate, from time-to-time on five (5) days prior notice, other reasonable rules and regulations and to amend and supplement the same, all of which shall be complied with by Tenant, provided that such other rules and regulations and changes thereto are uniformly applicable to all tenants of the Building, do not unreasonably diminish, limit or restrict Tenant’s rights, powers and privileges under this Lease or unreasonably impair Tenant’s enjoyment and use of the Demised Premises, do not increase Tenant’s monetary obligations under this Lease, and do not unreasonably increase Tenant’s other duties and obligations under this Lease. If there is an inconsistency between this Lease and the rules and regulations as set forth in Exhibit “D”, this Lease shall govern.

26.	QUIET ENJOYMENT

Upon payment by Tenant of all items of Rent and any and all other sums to be paid by Tenant to Landlord hereunder and the observance and performance of all the covenants, terms and conditions to be observed and performed by Tenant, Tenant shall have the peaceful and quiet use of the Demised Premises, and all rights, servitudes, and privileges belonging, or in any wise appertaining thereto or granted hereby, for the Lease Term, without hindrance or interruption by Landlord, or any other person or persons lawfully claiming by, through or under Landlord, subject nevertheless to the terms and conditions of this Lease, and to any mortgage, deed of trust, ground lease or agreement to which this Lease, and/or Landlord’s interest in the Demised Premises and the Building of which they are a part, is subordinate. Landlord warrants that it has full right and authority to enter into this Lease for the full term hereof.

27.	NO REPRESENTATIONS BY LANDLORD

Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein set forth.

28.	ENTIRE AGREEMENT

This Lease, together with the Exhibit(s) attached hereto, contains the entire and only agreement between the parties and no oral statements or representations or prior written matter not contained or referred to in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties. The failure of Landlord or Tenant to insist upon strict performance by the other of any of the covenants or conditions of this Lease in any one or more instances shall not be construed as a waiver or relinquishment for the future of any such covenants or conditions, but the same shall be and remain in full force and effect. No waiver of any provision of this Lease shall be deemed to have been made, unless it is in writing and signed by the party to be charged therewith.

29.	NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or create any other relationship between the parties hereto other than that of Landlord and Tenant.

30.	CANCELLATION

If Landlord shall be unable for any reason whatsoever to deliver the Demised Premises ready for occupancy by Tenant as defined in Section 8 hereof by June 1, 2008, as such date may be extended as a result of Unavoidable Delays of the type referred to in Section 37 hereof, or as the result of any delays caused by Tenant, Tenant shall have the option of terminating this Lease, which option shall be exercised by notice to Landlord within thirty (30) days after said date and prior to such delivery. Upon any such cancellation, this Lease shall be of no further force and effect as of June 1, 2008, and neither party shall have any right or claim hereunder against the other.

31.	NOTICES

All notices required or desired to be given hereunder by either party to the other shall be given by certified or registered mail, first class, postage prepaid, return receipt requested (in which case receipt will be deemed to have occurred 5 business days after the notice is sent) or by recognized national overnight delivery service (in which case receipt will be deemed to have occurred on the next business day after the notice is sent). Notice to the respective parties shall be addressed as follows:

If to Landlord:	Riverchase Tower, LLC c/o Jim Wilson & Associates, LLC 2660 EastChase Lane, Suite 100 Montgomery, Alabama 36117 Attention: Contract and Lease Administration

If to Tenant:	prior to Tenant’s move to the Demised Premises:

Surgical Care Affiliates, LLC One HealthSouth Parkway Birmingham, Alabama 35243 Attention: General Counsel

after Tenant’s move to the Demised Premises:

Surgical Care Affiliates, LLC 3000 Galleria Tower, Suite 500 Birmingham, Alabama 35244
Attention: General Counsel

With a copy to:	Dawn Helms Sharff, Esq. Bradley Arant Rose & White LLP 1819 Fifth Avenue North Birmingham, Alabama 35203

Either party may, by like written notice, designate a new address to which such notices shall be directed.

32.	ESTOPPEL CERTIFICATES

(a)	Tenant agrees, at any time and from time to time, upon not less than fifteen (15) business days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing stating, if true, (i) that this Lease is unmodified and in full force and effect, or if there have been modifications, that this Lease is in full force and effect as modified, and stating any such modifications; (ii) that Tenant has accepted possession of the Demised Premises, and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iii) that no rent under this Lease has been paid more than thirty (30) days in advance of its due date; (iv) the address to which notices to Tenant should be sent; (v) that Tenant, as of the date of any such certification, has no charge, lien or claim of set off under this Lease, or otherwise, against rents or other charges due or to become due hereunder; and (vi) whether or not, to the best of Tenant’s knowledge, Landlord is, or is not, in default of the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge. Any such statement delivered pursuant hereto may be relied upon by any owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest, or any prospective assignee of any such mortgagee.

(b)	Landlord agrees, at any time and from time to time, upon not less than fifteen (15) business days prior written notice by Tenant, to execute and deliver to Tenant a statement in writing stating, if true: (i) that this Lease is unmodified and is in full force and effect, or if there have been modifications, that this Lease is in full force and effect as modified and stating any such modifications; (ii) that there are no defenses or counterclaims against the enforcement of this Lease by Tenant or stating those claimed by Landlord; and (iii) stating the date to which Base Rental, Additional Rent and other charges have been paid.

33.	BINDING EFFECT OF LEASE

It is agreed that all rights, remedies and liabilities herein given to or imposed upon either of the parties hereto shall extend to their respective successors and assigns. Landlord may freely and fully assign its interest hereunder. The term “Landlord” shall mean only the owner at the time in question of the Building or of a lease of the Building, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building, the transferor shall be and hereby is relieved of all obligations of Landlord under this Lease accruing after such transfer, and provided that such transferee assumes and agrees in writing to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord’s interest under this Lease.

34.	HOLDING OVER

If Tenant withholds from Landlord possession of the Demised Premises at the termination of this Lease, whether by lapse of time or by election of Landlord the damages for which Tenant shall be liable for such detention shall be and are hereby equal to 125% of the rate of rent stipulated herein, the same to be due for the entire period of such holding over or detention.

35.	SIGNS AND ADVERTISING

No sign, advertising or notice shall be inscribed, fixed or displayed on any part of the outside or the inside of the Building, except as approved in writing in advance by Landlord, and then only in such place, number, size, color and style as approved by Landlord, and if any such sign, advertisement or notice is improperly exhibited, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all expenses incurred by Landlord by said removal and shall pay for same on demand. Any such permitted use, including directories and nameplates, shall be at the sole cost and expense of Tenant, except as otherwise provided. Landlord agrees that during the entire term hereof it will provide Tenant without charge sufficient lines in the lobby directory of the Building to list Tenant’s name and the names of up to five (5) permitted subtenants. Landlord shall have the right to prohibit any advertisement of Tenant which in its opinion tends to impair the reputation of the Building or its desirability as a high-quality office building and, upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Landlord shall have the right to install signs on the exterior or interior of the Building.

36.	PARKING AREAS

Landlord agrees to provide parking in the Building Parking Facilities for the use of Tenant without charge in common with others using the Building. Tenant shall be given six (6) reserved parking spaces in a mutually-acceptable location without charge. Landlord reserves the right to promulgate rules and regulations relating to the use of the Building Parking Facilities, including such limitations as may, in the opinion and at the discretion of Landlord, be necessary and desirable. Tenant and its employees are expressly prohibited from parking in any portion of the Building Parking Facilities designated or marked for visitor parking only, if any, or other specially designated parking spaces. In the event that Tenant, or any of its employees, shall park their cars in any such specially designated portion of the Building Parking Facilities, then Landlord shall have the right, at Landlord’s option, to charge Tenant a fee for such improperly parked car, and/or to have any such improperly parked car towed at Tenant’s expense.

37.	UNAVOIDABLE DELAYS

The provisions of this section shall be applicable if there shall occur, during the Lease Term, or prior to the commencement thereof, any strikes, lockouts or labor disputes, inability to obtain labor or materials or reasonable substitutes therefor, or acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire or other casualty or other conditions similar or dissimilar to those enumerated in this section beyond the reasonable control of the party (but not including an inability to obtain financing) obligated to perform and not due to the fault or negligence of the party obligated to perform (herein called “Unavoidable Delays”). If Landlord or Tenant shall, as a result of any Unavoidable Delays, fail punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease, but only to the extent occasioned by such event and provided this section shall not apply to Tenant’s obligation to pay rent and other charges hereunder.

38.	ASSIGNMENT AND SUBLETTING

Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Demised Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Demised Premises by anyone other than Tenant, without the prior written consent of Landlord, which shall not be withheld, conditioned or delayed unreasonably, and such restriction shall be binding upon any assignee or subtenant to which Landlord has consented. In the event Tenant desires to sublet the Demised Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. In the event of a subletting, Landlord’s consent may be predicated, among other things, upon Landlord becoming entitled to collect and retain all rentals payable under the sublease which rentals shall be credited in full on the Rent payable hereunder. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for the compliance with all of its obligations under the terms, provisions and covenants of this Lease, unless Landlord specifically agrees otherwise in writing. Notwithstanding anything herein to the contrary, Landlord hereby agrees that without its consent Tenant may assign this Lease or sublet the Premises to its parent, subsidiary, an affiliated entity or to any other entity which is directly or indirectly controlled by a parent, subsidiary or affiliated entity of Tenant, or assign this Lease or sublet the Premises in connection with a merger or consolidation of Tenant with another entity, or in connection with the sale of substantially all of Tenant’s ownership interests or assets.

39.	SUBSTITUTION OF PREMISES

Intentionally Deleted.

40.	TENANT’S EXPANSION OPTION

So long as Tenant is occupying any part of the Building, Tenant shall have, and is hereby granted by Landlord, a continuing right of first refusal and option to lease any space on the 6th and 7th floors of the Building that becomes vacant (the “Vacant Space”) at the Basic Rent then being paid for the Demised Premises. Promptly after Landlord learns that the Vacant Space will become available for occupancy, Landlord shall give written notice to Tenant which notice shall state the location of the Vacant Space, the Rentable Area of the Vacant Space and the date the Vacant Space will be available for occupancy. Such right and option shall be exercisable in writing by Tenant within ten (10) days after receipt of such written notice from Landlord. If such right and option is not exercised by Tenant within such ten (10)-day period, Landlord shall be entitled to lease the Vacant Space as it sees fit, provided however, that such right and option shall continue to be effective as to any other Vacant Space. If any Vacant Space is leased by Tenant, the parties shall enter into an appropriate amendment to this Lease which shall provide for (i) a term that is co-terminous with the term of this Lease for the Demised Premises and (ii) a tenant improvement allowance from Landlord in the amount of $15.00 per rentable square foot of the Vacant Space to be leased by Tenant prorated for the number of months remaining in the period for which Tenant has committed to lease such Vacant Space. By way of example only, if the Initial Term of this Lease is 60 months, and Tenant exercises its right to add 10,000 rentable square feet of Vacant

Space to the Demised Premises in the 24th month of the Initial Term, the tenant improvement allowance that would be owed to Tenant hereunder for the Vacant Space would be $90,000 (36 months/60 months x $15.00 x 10,000).

41.	CHANGES TO BUILDING

Landlord reserves the right at any time to make changes or additions to, and to erect additional stories on, the Building, to erect temporary scaffolds and other aids to construction on the roof and exterior walls of the Building, to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Demised Premises; provided however, any such action shall be done in such a manner as not to unreasonably interrupt the conduct of Tenant’s business, and Landlord shall at all times provide reasonable customer and client access to the Demised Premises. This Lease does not grant any right to light or air over or about the Demised Premises or Building. In this regard, Landlord shall have the right, in its sole discretion to build such additional buildings and to change the Common Areas (as same may be defined from time to time) and parking facilities, including the right to alter and/or expand existing structures and buildings; provided however, that the Common Areas and the Building Parking Facilities and Tenant’s access thereto shall not be materially altered and Tenant’s use and enjoyment of the Demised Premises shall not be adversely affected by such changes.

42.	SALE BY LANDLORD

In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, provided that any successor to Landlord shall assume and agree in writing to perform and observe all obligations of Landlord herein after the date of such conveyance, and in such event Tenant agrees to look solely to the assignee and/or successor in interest of Landlord in and to this Lease. Tenant agrees to attorn to any successor or assignee of Landlord.

43.	ENTRY BY LANDLORD

Landlord reserves and shall at reasonable times and with reasonable prior notice (except in the case of an emergency where prior notice is impractical) have the right to enter the Demised Premises to inspect the same, to supply janitor service and any other services to be provided by Landlord to Tenant hereunder, and to submit said Demised Premises to prospective purchasers or tenants, to post notices of nonresponsibility, to alter, improve or repair the Demised Premises or any other portion of the Building, all without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, providing that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Demised Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Demised Premises except Tenant’s vaults and safes, and Landlord shall have to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Demised Premises, and any entry to the Demised Premises obtained by Landlord by any of said means in any emergency shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Demised Premises, or an eviction of Tenant from the Demised Premises or any portion thereof.

44.	LANDLORD CONTROLLED AREAS

All automobile parking areas, driveways, entrances and exits thereto, the Common Areas, and other facilities furnished by Landlord, including all truck ways, loading areas, pedestrian walkways and ramps, landscaped areas, stairways, corridors, and other areas and improvements provided by Landlord for the general use, in common with others using the Building, of tenants, their officers, agents, employees, servants, invitees, licensees, visitors, patrons and customers, shall be at all times subject to the exclusive control and management of Landlord, and Landlord shall have the right from time-to-time to establish, modify and enforce rules and regulations with respect to all such facilities and areas and improvements; to police same; from time-to-time to change the area, level and location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking to tenants, their officers, agents, invitees, employees, servants, licensees, visitors, patrons and customers; to close all or any portion of said areas or facilities to such extent as may in the opinion of Landlord’s counsel be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the public areas, the Common Areas or facilities; to discourage non-tenant parking; and to do and perform such other acts in and to said areas and improvements as, in the sole judgement of Landlord, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by others using the Building, tenants, their officers, agents, employees, servants, invitees, visitors, patrons, licensees and customers. Landlord will operate and maintain the Common Areas and other such facilities referred to above in a commercially reasonable manner consistent with the operation of a first-class office building in the Birmingham, Alabama area. Without limiting the scope of such discretion, Landlord shall have the full right and authority to designate a manager of the Building Parking Facilities and/or the Common Areas and other facilities who shall have full authority to make and enforce rules and regulations regarding the use of the same or to employ all personnel and to make and enforce all rules and regulations regarding the use of the same or to employ all personnel and to make and enforce all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Building Parking Facilities and/or the Common Areas and other facilities. Reference in this paragraph to parking areas and/or facilities shall in no way be construed as giving Tenant hereunder any rights and/or privileges in connection with such parking areas and/or facilities except as otherwise provided herein.

45.	LIMITATION OF LIABILITY

Tenant shall look only to Landlord’s estate and property in the Building and on the land on which it is located for satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord or its successors or assigns, in the event of any default by Landlord hereunder (subject to the prior rights of the holder of the mortgage or deed to secure debt on any part of the Building), and no other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under and with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises.

46.	REVISIONS

Intentionally Deleted.

47.	DOCUMENTS

This Lease consists of this Agreement, along with Exhibits “A” through “E” attached hereto and made a part hereof.

48.	MISCELLANEOUS

(a)	Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(b)	The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease or any provision hereof.

(c)	If any clause, phrase, provision or portion of this Lease or the application thereof to any person or circumstance shall be invalid or enforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease nor any other clause, phrase, provision or portion thereof.

(d)	Each of the parties (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as may be otherwise described herein; and (ii) indemnifies and holds the other harmless from any and all losses, liability, cost or expenses (including attorney’s fees) incurred as a result of a breach of the foregoing warranty.

(e)	The laws of the State of Alabama shall govern the validity, performance and enforcement of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

LANDLORD: Riverchase Tower, LLC

By:	Jim Wilson & Associates, LLC, as Manager

By:	/s/ James W Wilson, III

Its:	Manager

STATE OF ALABAMA	)
:
MONTGOMERY COUNTY	)

I, the undersigned, a notary public in and for said county in said state, hereby certify that James W. Wilson, III whose name as a Manager of Jim Wilson & Associates, LLC, in its capacity as Manager of RIVERCHASE TOWER, LLC, an Alabama limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such Manager and with full authority, executed the same voluntarily for and as the act of said limited liability company acting in such capacity.

Given under my hand and official seal this 2nd day of November, 2007.

/s/ Elizabeth T. Nesbitt
Notary Public
[NOTARIAL SEAL]	My commission expires:	March 19, 2011

TENANT: Surgical Care Affiliates, LLC

By:	/s/ Mike Snow
Name:	Mike Snow
Its:	President and Chief Executive Officer

STATE OF ALABAMA	)
:
JEFFFERSON COUNTY	)

I, the undersigned, a notary public in and for said county in said state, hereby certify that Mike Snow, whose name as President and CEO of SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such President and CEO and with full authority, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand and official seal this 26th day of October, 2007.

/s/ Bonni B. Browning
Notary Public

[NOTARIAL SEAL]	My commission expires:	May 5, 2009

EXHIBIT B

WORK LETTER

This Exhibit B, entitled “Work Letter,” is attached to and made a part of the Lease dated the 31st day of October, 2007, by and between Riverchase Tower, LLC, as “Landlord” and Surgical Care Affiliates, LLC, as “Tenant”.

DESCRIPTION OF LANDLORD’S WORK AND TENANT’S WORK

The following is a description of the construction work which shall be provided by Landlord and Tenant and their respective responsibilities and liabilities therefor. Landlord’s and Tenant’s work shall be carefully supervised to provide quality construction performed by standard methods in accordance with local building codes and requirements.

A.	Landlord’s Work. Landlord’s Work is defined as and shall include all construction work in the Demised Premises as shown on the approved plans and specifications as described below, and specifically excludes the below described “Tenant’s Work.”

B.	Space Planning, Plan Preparation and Approval, Tenant Improvement Allowance.

1.	Space Planning. All space planning shall be coordinated by Landlord and, except as provided in the immediately succeeding sentence, its cost shall be an expense charged to Tenant Allowance, as hereinafter defined. Landlord shall be responsible for the preparation of a space plan (the “Space Plan”) for the Demised Premises, and Landlord shall absorb the cost of the first two drafts of the Space Plan and any previous or future revisions thereto related to the restrooms (with no corresponding offset against the Tenant Allowance). The space plan most recently revised on October 24, 2007, and prepared by RAY HARSH (the “Architect”) has been substantially approved by Landlord and Tenant, and a copy of such space plan (the “Approved Space Plan”) is attached hereto as Exhibit “E.”

2.	Plans and Specifications. All Plans and Specifications (the “Plans”) for the Landlord’s Work shall be based on the Approved Space Plan and shall be prepared by the Architect. Within twenty (20) days after the date hereof, the Plans shall be submitted to Tenant for review and approval. Tenant agrees to review the Plans within five (5) days following receipt and return same to Landlord as approved or with requested changes. Upon final approval of the Plans by both Landlord and Tenant, same shall be deemed to be incorporated into this Lease and made a part hereof. After approval of the Plans, Tenant shall be allowed to make reasonable changes to the Plans so long as any such change is evidenced by a written change order that has been executed by both Landlord and Tenant. Tenant acknowledges that any delay(s) created by any such change(s) shall cause the April 1, 2008 date described in Section 2(a) to toll 1 day for each day of delay resulting from any Tenant-requested change in the Plans.

3.

Tenant Improvement Allowance and Excess Costs. Landlord and Tenant agree that Landlord’s financial contribution to the construction of the herein described Tenant Improvements shall be an allowance (the “Tenant Allowance”) of $15.00 per square foot of rentable floor area which totals $650,850 ($15.00 times the Floor Area of 40,390 square feet). In the event the cost of Landlord’s Work exceeds Tenant Allowance (such additional costs hereinafter referred to as “Excess Costs”), Landlord shall notify Tenant in writing of the Excess Costs and (i) the Annual Base Rental shall be increased by an amount which is sufficient to amortize one-half of the Excess Costs over the Initial Term using an interest rate equal to the prime rate of Regions Bank as of the date of Landlord’s written notice, plus one percent (1%) and (ii) Tenant shall pay to Landlord, upon completion of Landlord’s Work, the portion of Excess Costs not so amortized by Landlord through increased rent. Notwithstanding anything to the contrary contained herein, the maximum amount of Excess Costs Landlord will amortize hereunder shall be $200,000. In the event the cost of Landlord’s Work is less than the Tenant Allowance, the difference shall be paid to Tenant on the Commencement Date.

C.	Construction of Tenant Improvements.

1.	Landlord agrees to construct all the improvements described on the Plans (the “Tenant Improvements”) in accordance with the Plans.

2.	Upon a request from Tenant, Landlord shall provide to Tenant copies of all construction draws and other reasonable information related to Landlord’s Work.

3.	Landlord shall enter into a construction contract with a qualified general contractor with a guaranteed maximum cost for the construction of the Tenant Improvements.

4.	For purposes herein, the terms “Substantial Completion” and “Substantially Completed” shall mean that Landlord’s Work has been completed substantially in accordance with the Plans, as certified by the Architect, and that the completed Landlord’s Work meets all governmental requirements which must be met in order for Tenant to occupy the Premises.

5.	Promptly after Substantial Completion, Landlord and Tenant shall jointly prepare a “punch list” of items of the Landlord’s Work which remain to be completed. Landlord shall have fifteen (15) days from the date on which such punch list is received to complete the items designated therein; and if Landlord shall fail to do so within such fifteen (15)-day period, then upon an additional five (5) days written notice to Landlord, Tenant may complete any such items remaining incomplete at the end of such five (5)-day period on behalf of Landlord and deduct the reasonable cost of completion of such items from the rent due hereunder or, in the alternative (in Tenant’s sole discretion), demand in writing that Landlord reimburse Tenant for the reasonable cost of completion of such items within thirty (30) days of Tenant’s demand therefor. When Tenant elects such offset right or provides such written demand to Landlord for reimbursement, Tenant shall simultaneously deliver to Landlord (a) copies of all applicable bills, lien waivers and invoices and (b) copies of all canceled checks evidencing payment of such bills and invoices. Notwithstanding anything to the contrary herein, if Tenant is unable to open for business as a result of incomplete items on the punch list, then, in addition to any other rights Tenant may have hereunder, the Commencement Date will be delayed for a number of days equal to the number of days that Tenant is delayed from opening for business as a result of the incomplete items on the punch list.

6.	Landlord agrees, at no expense to Tenant, to cause the cabling equipment used by the tenant(s) on the sixth floor of the Building and currently running from the sixth floor into the ceiling space directly above Demised Premises to be modified or re-installed so that it complies with code and acceptable construction standards and does not interfere with the Landlord’s Work or the Demised Premises.

D.	Tenant’s Work. Landlord’s Work does not include the following items, which shall be Tenant’s responsibility and Tenant’s sole cost and expense and which is herein referred to as “Tenant’s Work”: telephone systems, telephone cabling, computer systems, computer cabling, personal property, including, but not limited to, furniture, work stations, including the installation thereof, televisions, appliances, computers, audio/visual equipment and similar items.

Landlord:	/s/ JW	Tenant:	/s/ MS

EXHIBIT "C"

DEPICTION OF GENERATOR PAD

Existing Generator pad & Privacy block wall
LIMITED TOO (RELOCATION)
VICTORIA'S SECRET (EXPANSION)
LA MADELEINE
KATE SPADE
GUESS
BRIGHTON COLLECTIBLES
JUICY COUTURE
PARKING DECK
Double-door Delivery
columns
storage
JC PENNEY
BELK
BELK
SELECT COMFORT (RELOCATION)
LUCKY BRAND JEANS
LEASE PLAN- LOWER LEVEL
General Growth Properties, Inc.
110 North Wacker Drive
RIVERCHASE GALLERIA
3000 RIVERCHASE GALLERIA
MP-

EXHIBIT “D”

RULES AND REGULATIONS

1.	The sidewalks, halls, passages, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Demised Premises. The halls, passages, entrances, elevators, stairways, and balconies are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgement of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of Landlord.

2.	The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other Common Areas of the Buildings shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expenses of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by Tenant who, or whose clerk, agents, employees, servants, or visitors, shall have caused it.

3.	Use of Building standard blinds shall be required on all windows in the Demised Premises. Any curtains used by Tenant must be placed on the office side of the blinds. If Landlord, by notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Demised Premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the Demised Premises.

4.	No safes or other objects heavier than the lift capacity of the freight elevators of the Building shall be brought into or installed on the Demised Premises. Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. The moving of safes shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the Building, and the persons employed to move safes in or out of the Building must be acceptable to Landlord. No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators except during hours and in a manner approved by Landlord.

5.	Tenant shall not use, keep, or permit to be used or kept any foul or noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds (except Seeing Eye Dogs) be brought into or kept in or about the Building. Tenant shall not place or install any antennae or aerials or similar devices outside of the Demised Premises.

6.	Tenant shall not use or keep in the Building any inflammable substances or chemicals such as kerosene, gasoline, naphtha and benzene (except cleaning fluids in small quantities and when in containers approved by the Board of Fire Underwriters), or explosives or any other articles of intrinsically dangerous nature, or use any method of heating other than that supplied by Landlord.

7.	If Tenant desires telephone or telegraph connections or alarm systems, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without specific directions and approvals from Landlord.

8.	Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

9.	Tenant shall not put down any floor covering in the Demised Premises without Landlord’s prior approval of the manner and method of applying such floor covering.

10.	On Sundays and legal holidays, and on other days between the hours of 6 p.m. and 8 a.m., access to the Building, and/or to the halls, corridors, elevators or stairways in the Building, and/or to the Demised Premises may be refused unless the person seeking access is known to the watchmen of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom Landlord has the right to exclude under Rule 1 above. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of tenants or Landlord and protection of property in the Building.

11.	Tenant assumes full responsibility for protecting its Demised Premises from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the Demised Premises closed.

12.	Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Demised Premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.

13	In advertising or other publicity, without Landlord’s prior written consent, Tenant shall not use the name of the Building except as the address of its business and shall not use pictures of the Building.

14.	Canvassing, soliciting and peddling in the Building or parking facilities is prohibited.

15.	Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord’s authorized building personnel) of any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall not open any windows except that if the air circulation shall not be in operation, windows which are can be opened may be opened with Landlord’s consent.

16.	Tenant shall not do any cooking in the Demised Premises.

17.	Any wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive. The use of non-strippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expense.

18.	Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by Tenant.

19.	Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service to Tenant, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

20.	Movement in or out of the Building of furniture, office equipment, or other bulky materials, or movement through the Building entrances or lobby shall be restricted to hours designated by Landlord. All such movements, shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Tenant shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant. Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed by Tenant and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any such damage, injury, or loss, including attorney’s fees.

21.	No portion of the Demised Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

22.	Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Demised Premises or any public rooms regardless of whether such loss when such area is locked against entry or not.

23.	Tenant and its employees, agents, and invitees shall observe and comply with the driving and parking signs and markers on the property surrounding the Building. Tenant and Tenant’s employees shall comply with any and all additional rules and regulations concerning the parking areas including the right of Landlord to require Tenant and its employees to display parking stickers on all cars.

24.	The directories of the Building shall be used exclusively for the display of the name and location of tenants only and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

25.	No vending machines of any description shall be installed, maintained or operated in any part of the Building without the written consent of Landlord.

TENANT:	/s/ MS	LANDLORD:	/s/ JW

EXHIBIT “E”

APPROVED SPACE PLAN

See attached

* Final configuration of Demised Premises to be determined and approved by Landlord and Tenant promptly after demolition and configuration of restrooms, with any change in Rentable Area to be addressed in an amendment to this Lease.

* Final configuration of Demised Premises to be determined and approved by Landlord and Tenant promptly after demolition and configuration of restrooms, with any change in Rentable Area to be addressed in an amendment to this Lease.